INVESCO SMALL COMPANIES FUND                                       SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING:   4/30/2010
FILE NUMBER :        811-05426
SERIES NO.:          18

72DD.   1 Total income dividends for which record date passed during the period. (000's Omitted)
          Class A               $    130
        2 Dividends for a second class of open-end company shares (000's Omitted)
          Class R               $      4
          Class Y               $      7
          Institutional Class   $     62
73A.      Payments per share outstanding during the entire current period: (form nnn.nnnn)
        1 Dividends from net investment income
          Class A                 0.0075
        2 Dividends for a second class of open-end company shares (form nnn.nnnn)
          Class R                 0.0024
          Class Y                 0.0127
          Institutional Class     0.0179
74U.    1 Number of shares outstanding (000's Omitted)
          Class A                 19,602
        2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
          Class B                  1,084
          Class C                  5,998
          Class R                  1,908
          Class Y                    886
          Institutional Class      3,393
74V.    1 Net asset value per share (to nearest cent)
          Class A               $  15.37
        2 Net asset value per share of a second class of open-end company shares (to nearest cent)
          Class B               $  14.71
          Class C               $  14.70
          Class R               $  15.18
          Class Y               $  15.36
          Institutional Class   $  15.66